UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2024

FORWARD AIR CORPORATION
(Exact name of registrant as specified in its charter)

		TN		62-1120025
(State or other jurisdiction of incorporation)				(I.R.S. Employer Identification No.)
1915 Snapps Ferry Road	Building N	Greeneville	TN	37745
(Address of principal executive offices)				(Zip Code)

000-22490
(Commission File Number)
Registrant’s telephone number, including area code: (423) 636-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FWRD	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2024, the Board of Directors (the “Board”) of Forward Air Corporation (the “Company”) appointed Shawn Stewart as Chief Executive Officer and director of the Company, effective April 28, 2024 (the “Effective Date”). Mr. Stewart will succeed Michael L. Hance in his position as Interim Chief Executive Officer as of the Effective Date. As of the Effective Date, Mr. Hance will continue as the Company’s Chief Legal Officer and Secretary.

Biographical Background

Mr. Stewart, age 50, previously served as President and Managing Director, North America at CEVA Logistics, a global end-to-end logistics company, from April 2020 to March 2024. Prior to being named President and Managing Director, North America, Mr. Stewart held numerous leadership positions of increasing responsibility at CEVA Logistics since joining its predecessor, EGL, Inc., in 1995, including serving as Executive Vice President – Freight Management, North America, Senior Vice President – Ground Transport, North America and Regional Vice President. From 1992 to 1998, Mr. Stewart served with distinction in the United States Navy, where he received the Navy Achievement Medal for his exemplary service aboard the USS Inchon and USS Theodore Roosevelt.

Employment Agreement with Mr. Stewart

On April 22, 2024, the Company entered into an employment agreement with Mr. Stewart (the “Employment Agreement”). Under the Employment Agreement, Mr. Stewart’s compensation will consist of an initial base salary of $900,000 and an annual target bonus (pro-rated for 2024) set at 100% of base salary, with a maximum possible bonus of 200% of base salary. Mr. Stewart will also receive (i) a signing bonus of $400,000, (ii) 50,955 restricted shares of Company common stock, which will vest equally on each of the first, second and third anniversaries of the grant date, subject to Mr. Stewart’s continuous employment through the applicable vesting date and (iii) 76,433 performance share units, with the performance period ending on December 31, 2026, in alignment with the performance period of other executive officers of the Company and subject to Mr. Stewart’s continuous employment through the applicable vesting date. The equity awards will be granted pursuant to stand-alone inducement award agreements outside of the Company’s 2016 Omnibus Incentive Compensation Plan but are generally subject to the same terms and conditions that apply to awards granted under the Company’s 2016 Omnibus Incentive Compensation Plan. Beginning in 2025, Mr. Stewart will participate in the Company’s employee incentive programs, as administered by the Compensation Committee of the Board. Mr. Stewart will receive no incremental compensation for his service on the Board, which is expected to be reduced to twelve members following the Company’s 2024 Annual Meeting of Shareholders.

In 2025, at the same time the Company makes annual equity grants to other executive employees and in connection with such annual equity grants, provided Mr. Stewart continues to be employed with the Company, he will receive an equity grant with a grant date value of approximately $3,000,000, which will be designed similarly to the design used for other executive employees of the Company. Following 2025, Mr. Stewart shall continue to participate in the Company’s employee incentive programs, as administered by the Compensation Committee of the Board.

In addition to the Employment Agreement, Mr. Stewart entered into the Company’s standard form of participation and restrictive covenants agreement for senior executives (the “Participation and Restrictive Covenants Agreement”), which includes non-compete and non-solicit covenants that apply during employment and for twenty-four (24) months thereafter, and indefinite confidentiality, non-disparagement, publicity, and invention assignment covenants, and will participate in the Company’s Executive Severance and Change in Control Plan, a copy of which was filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2021, which determines his entitlement to termination benefits, if any, and his continuing obligations to the Company following any termination.

There is no arrangement or understanding between Mr. Stewart and any other person pursuant to which he was appointed Chief Executive Officer of the Company. There are no transactions involving Mr. Stewart requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing summary of Mr. Stewart’s employment arrangements is qualified in its entirety by reference to each of the Employment Agreement and Participation and Restrictive Covenants Agreement which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

On April 23, 2024, the Company issued a press release announcing the appointment of Mr. Stewart. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits.

No.	Exhibit
99.1	Press Release dated April 23, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD AIR CORPORATION

Date: April 26, 2024	By:	/s/ Michael L. Hance
	Name: Title:	Michael L. Hance Interim Chief Executive Officer, Chief Legal Officer, and Secretary